Exhibit 10.3

DOLLAR GENERAL CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of [Date] (the “Grant Date”), between Dollar General Corporation, a Tennessee corporation (hereinafter called the “Company”), and [Name] (hereinafter referred to as the “Grantee”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the Dollar General Corporation Amended and Restated 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement.

WHEREAS, the Company desires to grant the Grantee a restricted stock unit award as provided for hereunder, ultimately payable in shares of Common Stock of the Company, par value $0.875 per Share (the “Restricted Stock Unit Award”), pursuant to the terms and conditions of this Agreement and the Plan; and

WHEREAS, the committee of the Company’s Board appointed to administer the Plan (the “Committee”) has determined that it would be to the advantage and in the best interest of the Company and its shareholders to grant the Restricted Stock Unit Award provided for herein to the Grantee;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Grant of the Restricted Stock Unit.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee [xxxx] Restricted Stock Units. A “Restricted Stock Unit” represents the right to receive one share of Common Stock upon satisfaction of the vesting and other conditions set forth in this Agreement.  The Restricted Stock Units shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.Vesting.

(a) The Restricted Stock Units shall become vested and nonforfeitable on the first anniversary of the Grant Date (the “Vesting Date”), so long as the Grantee continues to serve as the Chairman of the Company’s Board of Directors through the Vesting Date.

(b) Notwithstanding the foregoing, to the extent the Restricted Stock Units have not previously terminated or become vested and nonforfeitable (i) if the Grantee ceases to serve as the Chairman of the Board due to the Grantee’s death or  Disability (as defined below), then 100% of the Restricted Stock Units that would have become vested and nonforfeitable on the Vesting Date if the Grantee had remained Chairman of the Board through such date will become vested and nonforfeitable upon such death or Disability; (ii) if the Grantee ceases to serve as the Chairman of the Board due to his removal from such Chairman position by the Board of Directors for any reason or for no reason or due to his failure to be re-elected to the Board by the shareholders of the Company (in each case, a “Termination Event”), then a Pro-Rata Portion (as defined below) of the Restricted Stock Units (rounded to the nearest whole share) that would have become vested and nonforfeitable on the Vesting Date if the Grantee had remained Chairman of the Board shall become vested and nonforfeitable as of the last day of service in such Chairman position and all remaining Restricted Stock Units shall be automatically forfeited to the Company and cancelled.  For purposes of this Section 2(b) only, a “Pro-Rata Portion” is determined by a fraction (not to exceed one), the numerator of which is the number of months in the 12-month fiscal year of the Company for which the Restricted Stock Unit Award was made during which the Grantee continuously served as Chairman of the Board and the denominator of which is 12.  Grantee will be deemed to serve as Chairman of the Board for a month if the Termination Event occurs after the fifteenth (15th) day of a month; and (iii) the Restricted Stock Units shall become immediately vested and nonforfeitable as to 100% of the shares of Common Stock subject to such Restricted Stock Units immediately prior to a Change in Control so long as the Grantee serves as Chairman of the Board through the date of the Change in Control. If the Grantee’s service on the Board or as Chairman of the Board terminates prior to the Vesting Date and none of the vesting provisions in this Section 2(b) apply or has not applied, then all unvested Restricted Stock Units at the date of such termination of Board service shall be automatically forfeited to the Company and cancelled.

(c) For the purposes of this Agreement, Disability shall have the meaning as provided under Section 409A(a)(2)(C)(i) of the Code.

(d) For purposes of this Agreement, a Change in Control (as defined in the Plan) will be deemed to have occurred with respect to the Grantee only if an event relating to the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

3.Entitlement to Receive Common Stock.

(a) Shares corresponding to the number of Restricted Stock Units granted herein (“RSU Shares”) are to be paid to the Grantee on the Vesting Date or, if earlier, upon the Grantee’s death or Disability, upon a Change in Control, or upon a Termination Event (but only to the extent the RSU Shares are vested at the time of termination pursuant to Section 2).  However, if the Grantee has made a timely and valid irrevocable election to defer receipt of all or any portion of the vested RSU Shares in accordance with the provisions of the RSU Award Deferral Election Form provided to the Grantee and returned it to the Company prior to December 31 of the calendar year preceding the Grant Date (such shares, the “Deferred Shares”), any such Deferred Shares shall instead be paid on the date so elected by the Grantee pursuant to such RSU Award Deferral Election Form, or, if earlier, upon the Grantee’s death or Disability or upon a Change in Control.

(b) On any date on which any RSU Shares are to be paid to the Grantee in accordance with Section 3(a) above, the Company shall deliver to the Grantee or the Grantee’s legal representative or, if the Grantee is deceased, the Grantee’s designated beneficiary, or, if none, his personal representative, a share certificate or evidence of electronic delivery of such RSU Shares in the amount of the RSU Shares so delivered to the Grantee, and such RSU Shares shall be registered in the name of the Grantee.

(c) The shares of Common Stock deliverable upon the payment of a vested Restricted Stock Unit may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.

(d) Only whole shares of Common Stock shall be delivered in payment of a vested Restricted Stock Unit.  To the extent a vested Restricted Stock Unit (including any additional Restricted Stock Units or Deferred Shares credited from dividends pursuant to Section 4 below), includes a fractional share, on the date the RSU Shares or Deferred Shares are to be paid to the Grantee, such fractional share shall be paid to the Grantee or the Grantee’s legal representative or, if the Grantee is deceased, the Grantee’s designated beneficiary, or, if none, his personal representative, in cash, in an amount that equals the Fair Market Value of such fractional share on such payment date.

4.Dividend Equivalents.    In the event that the Company pays any ordinary dividend (whether in cash, shares of Common Stock or other property) on its Shares, on the date such dividend is paid to shareholders the Grantee shall be credited, based on the number of unvested Restricted Stock Units held by the Grantee and the number of Deferred Shares (if any) that the Grantee is entitled to receive, in each case as of the record date of such dividend, with additional Restricted Stock Units or Deferred Shares, as applicable, that reflect the amount of such dividend (or if such dividend is paid in shares of Common Stock or other property, the fair value of the dividend, as determined in good faith by the Board).  Any such additional Restricted Stock Units and Deferred Shares, as applicable, shall be subject to all terms and conditions of this Agreement.

5.Transferability.  Neither the Restricted Stock Units prior to becoming vested pursuant to Section 2 nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5 shall not prevent transfers by will or by the applicable laws of descent and distribution.

6.Grantee’s Continued Service on the Board and Continued Service as its Chairman. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Grantee guarantees that the Grantee will continue to serve as a member of the Board or as the Chairman of the Board for any specified period of time.

7.Change in Capitalization. If any event described in Section 9 of the Plan occurs, this Agreement and the Restricted Stock Units (and any Deferred Shares due to be delivered hereunder) shall be adjusted to the extent required or permitted, as applicable, pursuant to Section 9 of the Plan.

8.Taxes. The Grantee shall have full responsibility, and the Company shall have no responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Restricted Stock Units, including upon the vesting of the Restricted Stock Units and the delivery of any RSU Shares. The Grantee is hereby advised to seek his or her own tax counsel regarding the taxation of the grant and vesting of the Restricted Stock Units hereunder (and the tax consequences of any deferral election made in respect of the delivery of any RSU Shares).

9.Limitation on Obligations.  This Restricted Stock Unit Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.  In addition, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the share certificates or electronic delivery thereof to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance or registration of the certificates or in the certificates themselves.

10.Securities Laws.  The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.  The granting of the Restricted Stock Units hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or his or her designee, and any notice to be given to the Grantee shall be addressed to him or her at the last address of the Grantee recorded in the Company’s records unless otherwise directed by the Grantee in accordance with this Section 11.  By a notice given pursuant to this Section 11, either party may hereafter designate a different address for notices to be given to him or her.  Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 11.  Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

12.Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

13.Section 409A of the Code.  The provisions of Section 10(c) of the Plan are hereby incorporated by reference. Notwithstanding the foregoing, the Company shall not be liable to the Grantee in the event this Agreement or any payment or benefit hereunder fails to be exempt from, or comply with, Section 409A of the Code.

14.Restricted Stock Units Subject to Plan. The Restricted Stock Unit Award and the Shares issued to the Grantee upon payment of the Restricted Stock Units shall be subject to all terms and provisions of the Plan, to the extent applicable to the Restricted Stock Units and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

15.Amendment and Termination. This Agreement may be modified in any manner consistent with Section 10 of the Plan.

16.Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Unit Award.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

17.Rights as Shareholder. Except as may be otherwise provided in Section 7 of this Agreement, the holder of a Restricted Stock Unit Award shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares issuable upon the payment of a vested Restricted Stock Unit unless and until a certificate or certificates representing such Shares shall have been issued by the Company to such holder or, if the Common Stock is listed on a national securities exchange, a book entry representing such Shares has been made by the registrar of the Company.

18.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOLLAR GENERAL CORPORATION

By:
Name:
Title:

GRANTEE

[Name]